Exhibit 99.2

For Immediate Release

MERCER INTERNATIONAL INC. TAKES NEXT STEP TO IMPLEMENT RECAPITALIZATION AND EFFECTUATE BALANCE SHEET RESTRUCTURING

Initiates Previously Disclosed Pre-Packaged Voluntary Restructuring Process with Significant Stakeholder Support

Operations will Continue in the Ordinary Course with No Impact on Customers, Suppliers and Employees; Expects to Emerge by the End of 2026

NEW YORK, NY, November 9, 2026 – Mercer International Inc. (Nasdaq: MERC) (“Mercer” or the “Company”) today announced that it has commenced the next phase of its previously announced comprehensive recapitalization (the “Recapitalization”) pursuant to a restructuring support agreement (the “RSA”) with holders of more than 88% of the aggregate outstanding principal amount of its 12.875% Senior Notes due 2028 and 5.125% Senior Notes due 2029, including the members of an ad hoc group of noteholders.

To effectuate the transactions contemplated by the RSA, Mercer and one non-operating subsidiary have commenced voluntary Chapter 11 prepackaged cases under the United States Bankruptcy Code (the “Chapter 11 Cases”) and filed a plan of reorganization (the “Plan”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”). Mercer’s operating subsidiaries have not commenced, and will not be parties to, the Chapter 11 Cases, and will continue to operate their businesses as usual and in the ordinary course.

Completion of the Recapitalization is subject to customary conditions, including confirmation of the Plan by the Court, the satisfaction or waiver of the conditions to the Plan’s effectiveness, and receipt of requisite regulatory approvals. Mercer expects to complete the Recapitalization by the end of calendar year 2026.

Upon emergence from the process, Mercer expects to reduce its existing senior note debt by approximately 88% and eliminate more than $100 million of annual cash interest payments. The Recapitalization is also expected to bring approximately $400 million of new capital into the business through a fully backstopped rights offering. Together, these measures are expected to strengthen Mercer’s balance sheet, enhance its liquidity and extend its maturity runway, and better position the Company to navigate prevailing industry and market conditions.

Juan Carlos Bueno, President and Chief Executive Officer, stated: “This filing is a planned step toward completing our previously announced Recapitalization. The transaction is expected to significantly improve our capital structure and position Mercer for long-term success.”

He continued, “The Recapitalization provides a clear framework for implementing the transactions contemplated by the RSA. Throughout this process, our operations are continuing in the ordinary course, and we remain focused on supporting our employees and working closely with our customers, suppliers and other business partners. We appreciate the constructive engagement of our supporting stakeholders and look forward to completing the process on the contemplated timeline and emerging as a stronger company and partner to our stakeholders.”

In connection with the Chapter 11 Cases, Mercer is seeking customary “first day” relief intended to support ordinary-course operations, subject to Court approval. Mercer expects the Court to consider these requests promptly. Mercer intends to fund operations during the Chapter 11 Cases with cash on hand and cash generated from operations.

As previously reported, in connection with the filing, Mercer expects to receive notice from Nasdaq that it has determined to suspend trading of the Company’s common stock. Further information regarding any such notice, together with information regarding the timing of any suspension of trading, will be set forth in a future Current Report on Form 8-K filed with the SEC.

Mercer’s common stock currently continues to trade on Nasdaq under the symbol “MERC.” If trading in the common stock on Nasdaq is suspended, Mercer expects that its common stock may be quoted on an over-the-counter market. However, there can be no assurance that the common stock will be quoted on an over-the-counter market or that an active trading market will exist.

Advisors

Houlihan Lokey is serving as investment banker, Alvarez & Marsal is serving as financial advisor, and Latham & Watkins LLP, Sangra Moller LLP and Hunton Andrews Kurth LLP are serving as legal counsel to the Company. Ducera Partners LLC is serving as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to the Ad Hoc Group. Stretto, Inc. is serving as claims and solicitation agent under the Recapitalization.

Additional Information

Court filings and information about the Chapter 11 Cases can be found at a website maintained by Mercer’s claims and solicitation agent Stretto, Inc. at https://cases.stretto.com/Mercer, by calling (833) 333-9454 or Non U.S./Canada at +1 (650) 525-4708, or by sending an email to MercerInquiries@stretto.com (with a reference to “Mercer Inquiry” in the subject line).

About Mercer International Inc.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 1,023 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. For further information about the Company, please visit www.mercerint.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws, including statements regarding the Recapitalization and the Plan and its anticipated terms and the Company’s operations, liquidity and business plan. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially, including risks and uncertainties associated with the Chapter 11 Cases, including the effects of the Chapter 11 cases on the Company’s business, liquidity, results of operations and relationships with employees, customers, vendors, suppliers and other stakeholders; whether the Plan will be accepted by creditors and confirmed by the Court; the Company’s ability to satisfy or obtain waivers of the conditions necessary to consummate the Plan and the transactions contemplated by the RSA; the duration and ultimate outcome of the Chapter 11 cases; the timing, amount and form of any recovery received by stakeholders; the diversion of management’s attention as a result of the Chapter 11 Cases; increased legal, advisory and administrative costs; the Company’s ability to retain key personnel and maintain contracts critical to its operations; actions and decisions by creditors, shareholders, regulators and other interested parties; risks relating to the potential suspension or delisting of the Company’s common stock from the Nasdaq Global Select Market; conditions in pulp, lumber and mass timber markets; and other operational and business risks, including those described under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date hereof, and the Company undertakes no obligation to update them except as required by law.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099